Filed pursuant to Rule 433

July 31, 2017

Relating to

Preliminary Prospectus Supplement dated July 31, 2017 to

Prospectus dated July 29, 2016

Registration Statement No. 333-212771

Tyco Electronics Group S.A.

$100,000,000 3.450% Senior Notes due 2024

$400,000,000 3.125% Senior Notes due 2027

Fully and Unconditionally Guaranteed by
TE Connectivity Ltd.

Pricing Term Sheet

$100,000,000 3.450% Senior Notes due 2024

Issuer:	Tyco Electronics Group S.A.

Guarantor:	TE Connectivity Ltd.

Offering Format:	SEC Registered

Size:	$100,000,000 aggregate principal amount of 3.450% senior notes due 2024 (the “2024 Notes”)

Maturity Date:	August 1, 2024

Coupon:	3.450% per annum

Price to Public:	103.542% of face amount, plus accrued interest from August 1, 2017 to August 3, 2017 in the aggregate amount of $19,166.67

Yield to Maturity:	2.869%

Spread to Benchmark Treasury:	58 basis points

Benchmark Treasury:	UST 2.375% due May 15, 2027

Benchmark Treasury Price/Yield:	100-24 / 2.289%

Interest Payment Dates:	February 1 and August 1, commencing on February 1, 2018

Optional Redemption:

The Issuer may redeem the 2024 Notes, in whole or in part, at its option at any time prior to May 1, 2024 (three months prior to the maturity date of the 2024 Notes) at the make-whole redemption price equal to the greater of 100% of the principal amount of the 2024 Notes to be redeemed and a make-whole amount based on a discount rate equal to Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Issuer may redeem the 2024 Notes, in whole or in part at its option at any time on or after May 1, 2024 (three months prior to the maturity date of the 2024 Notes) at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control:

Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the 2024 Notes, the Issuer will be required to make an offer to purchase the 2024 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	July 31, 2017

Settlement Date:	August 3, 2017 (T+3)

CUSIP:	902133 AR8

ISIN:	US902133AR89

Additional Notes:

The 2024 Notes will be part of the same series of notes as the $250,000,000 aggregate principal amount of the 3.450% Senior Notes due 2024 offered by the Issuer on July 31, 2014. As a result, the total aggregate principal amount of the 3.450% Senior Notes due 2024 will be $350,000,000.

Denominations:	$2,000 x $1,000

Ratings*:	Moody’s: Baa1 (Stable) S&P: A- (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc. ICBC Standard Bank Plc Loop Capital Markets LLC MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc.

$400,000,000 3.125% Senior Notes due 2027

Issuer:	Tyco Electronics Group S.A.

Guarantor:	TE Connectivity Ltd.

Offering Format:	SEC Registered

Size:	$400,000,000 aggregate principal amount of 3.125% senior notes due 2027 (the “2027 Notes”)

Maturity Date:	August 15, 2027

Coupon:	3.125% per annum

Price to Public:	99.199% of face amount

Yield to Maturity:	3.219%

Spread to Benchmark Treasury:	93 basis points

Benchmark Treasury:	UST 2.375% due May 15, 2027

Benchmark Treasury Price/Yield:	100-24 / 2.289%

Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2018

Optional Redemption:

The Issuer may redeem the 2027 Notes, in whole or in part, at its option at any time prior to May 15, 2027 (three months prior to the maturity date of the 2027 Notes) at the make-whole redemption price equal to the greater of 100% of the principal amount of the 2027 Notes to be redeemed and a make-whole amount based on a discount rate equal to Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Issuer may redeem the 2027 Notes, in whole or in part at its option at any time on or after May 15, 2027 (three months prior to the maturity date of the 2027 Notes) at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the 2027 Notes, the Issuer will be required to make an offer to purchase the 2027 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	July 31, 2017

Settlement Date:	August 3, 2017 (T+3)

CUSIP:	902133 AU1

ISIN:	US902133AU19

Denominations:	$2,000 x $1,000

Ratings*:	Moody’s: Baa1 (Stable) S&P: A- (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc. ICBC Standard Bank Plc Loop Capital Markets LLC MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc.

* The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby.  The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch.  Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.